CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Franklin California Tax-Free Trust on Form N-1A, File No 2-99112, of our report dated August 5, 2003, relating to the financial statements and financial highlights of Franklin California Tax-Free Trust which appear in the June 30, 2003 Annual Report to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
October 29, 2003